EXHIBIT 99.1

URS Modifies Executive Incentive Compensation Programs

Changes Underscore Focus on Organic Growth, Free Cash Flow Generation and Return of Value to Stockholders

SAN FRANCISCO--(BUSINESS WIRE)--Nov. 21, 2013-- URS Corporation (NYSE:URS) today announced changes to the Company’s executive incentive compensation programs, which further align executive performance with the Company’s focus on free cash flow generation, organic growth and returning value to stockholders, and build upon URS’ long-established pay-for-performance philosophy. The changes, which were designed and approved by the Compensation Committee of URS’ Board of Directors, include the following:

Effective for 2014, awards under URS’ Annual Incentive Program provided to URS’ top executives will be based on three metrics, with equal weighting to each: 1) GAAP earnings per share; 2) free cash flow, defined as net cash from operating activities less capital expenditures; and 3) return on invested capital (“ROIC”), defined as after tax operating income divided by the sum of average net debt and total URS stockholders’ equity for the performance period. Previously, annual cash bonuses for executives had been based on a single performance metric, net income.

The Compensation Committee also approved changes to the design of the Company’s Long-Term Incentive Program for its top executives. Stock grants under the basic program will now consist of 60% performance-based restricted stock awards (“PSUs”) and 40% time-based restricted stock awards, compared to a previous equal weighting. The PSUs will now vest based on achievement of both ROIC and net income objectives, with equal weighting to each, measured over a three-year period. Under the prior program, PSUs were awarded based on one metric, net income, measured over a two-year period. Moreover, URS’ total stockholder return (“TSR”) must exceed the TSR of the Russell 3000 Index over the three-year performance period for any vesting of PSUs above the target number of shares, consistent with the previous design.

General (Ret) Joseph Ralston, Chairman of the Compensation Committee of the URS Board of Directors, said, “These modifications ensure that the financial metrics used as performance incentives continue to reinforce URS’ strategic goals and capital allocation priorities, and properly incentivize management to enhance stockholder value, both annually and over the longer term. URS has – and will continue to – maintain a strong pay-for-performance philosophy for executives.”

URS Corporation (NYSE: URS) is a leading provider of engineering, construction and technical services for public agencies and private sector companies around the world. The Company offers a full range of program management; planning, design and engineering; systems engineering and technical assistance; construction and construction management; operations and maintenance; information technology; and decommissioning and closure services. URS provides services for federal, oil and gas, infrastructure, power, and industrial projects and programs. Headquartered in San Francisco, URS Corporation has more than 50,000 employees in a network of offices in nearly 50 countries (www.urs.com).

Source: URS Corporation
URS Corporation
Sam Ramraj, 415-774-2700
Vice President, Investor Relations
or
Sard Verbinnen & Co
Jamie Tully/Delia Cannan
212-687-8080

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